EXHIBIT 10.2

GUARANTY AGREEMENT

By

HELEN OF TROY L.P., A TEXAS LIMITED PARTNERSHIP,
HELEN OF TROY LIMITED, A BERMUDA COMPANY,
HELEN OF TROY LIMITED, A BARBADOS CORPORATION,
HOT NEVADA, INC., A NEVADA CORPORATION,
HELEN OF TROY NEVADA CORPORATION, A NEVADA CORPORATION,
HELEN OF TROY TEXAS CORPORATION, A TEXAS CORPORATION,
IDELLE LABS LTD., A TEXAS LIMITED PARTNERSHIP, OXO INTERNATIONAL LTD., A TEXAS LIMITED PARTNERSHIP,
HELEN OF TROY MACAO COMMERCIAL OFFSHORE LIMITED,
A MACAU CORPORATION,
KAZ, INC., A NEW YORK CORPORATION,
KAZ CANADA, INC., A MASSACHUSETTS CORPORATION, AND
PUR WATER PURIFICATION PRODUCTS, INC., A NEVADA CORPORATION,
GUARANTORS

In Favor of

BANK OF AMERICA, N.A.,
GUARANTIED PARTY

Dated as of March 1, 2013

i

ii

GUARANTY AGREEMENT

THIS GUARANTY AGREEMENT (this “Guaranty Agreement”), dated as of March 1, 2013, made by each of the parties listed on the signature pages hereof (collectively, the “Guarantors”, and each, a “Guarantor”), in favor of the Guarantied Parties referred to below.

W I T N E S S E T H:

WHEREAS, the Issuer pursuant to laws of the State of Mississippi (the “State”) intends to issue its Taxable Industrial Development Revenue Bonds, Series 2013 (Helen of Troy Olive Branch, MS Project), in the maximum principal amount of Thirty-Eight Million Dollars ($38,000,000) (the “Bonds”); and

WHEREAS, the proceeds of the sale of the Bonds will be loaned by the Issuer to Kaz USA, Inc., a Massachusetts corporation (the “Borrower”), pursuant to a Loan Agreement between the Issuer and the Borrower of even date herewith (the “Loan Agreement”), to finance the cost of acquiring constructing and equipping its warehouse and distribution facility to be located in Olive Branch, De Soto County, Mississippi (the “Project”); and

WHEREAS, the Borrower will execute and deliver that certain Promissory Note (the “Note”) of even date herewith payable to the Issuer in the maximum principal amount of $38,000,000 in the form of Exhibit C to the Loan Agreement; and

WHEREAS, the Issuer, the Borrower and Bank of America, N.A., a national banking association (the “Purchaser”), have entered into that certain bond purchase agreement (the “Bond Purchase Agreement”) pursuant to which the Purchaser has agreed to acquire one hundred percent (100%) of the Bonds; and

WHEREAS, the Guarantors desire that the Issuer issue the Bonds and apply the proceeds as aforesaid and are willing to enter into this Guaranty Agreement in order to enhance the marketability of the Bonds and as an inducement to purchase the Bonds by all who shall at any time become the owner of the Bonds; and

WHEREAS, the Borrower and each of the Guarantors are members of the same consolidated group of companies and are engaged in operations which require financing on a basis in which credit can be made available from time to time to the Borrower and the Guarantors, and the Guarantors will derive direct and indirect economic benefit from the Loan; and

WHEREAS, it is a condition precedent to the obligation of the Purchaser to purchase the Bonds that the Guarantors shall have executed and delivered this Guaranty Agreement; and

WHEREAS, the Purchaser and any Affiliate of the Purchaser are herein referred to as the “Guarantied Parties”; and

NOW, THEREFORE, in consideration of the premises and other good and valuable considerations, the Guarantors hereby covenant and agree as follows:

SECTION 1.  Defined Terms.  As used in this Guaranty Agreement, the following terms shall have the meanings set forth below:

“Acquisition” means the acquisition by any Person of (a) a majority of the Equity Interests of another Person, (b) all or substantially all of the assets of another Person or (c) all or substantially all of a line of business of another Person, in each case (i) whether or not involving a merger or consolidation with such other Person and (ii) whether in one transaction or a series of related transactions.

“Acquisition Consideration” means the consideration given by Limited or any of its Subsidiaries for an Acquisition, including but not limited to the sum of (without duplication) (a) the fair market value of any cash, property (excluding Equity Interests) or services given, plus (b) the amount of any Indebtedness assumed, incurred or guaranteed (to the extent not otherwise included) in connection with such Acquisition by Limited or any of its Subsidiaries.

“Affiliate” means, at any time, and with respect to any Person, (a) any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person, and (b) any Person beneficially owning or holding, directly or indirectly, 10% or more of the total voting power of voting Equity Interests of such first Person or any Subsidiary or such first Person or any corporation of which such first Person and its Subsidiaries beneficially own or hold, in the aggregate, directly or indirectly, 10% or more of the total voting power of voting Equity Interests.  As used in this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and “Controlled” has the meaning correlative thereto.  Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of Limited.

“Applicable Law” means (a) in respect of any Person, all provisions of Laws applicable to such Person, and all orders and decrees of all courts and determinations of arbitrators applicable to such Person and (b) in respect of contracts made or performed in the State of Texas, “Applicable Law” shall also mean the laws of the United States of America, including, without limitation in addition to the foregoing, 12 USC Sections 85 and 86, and any other statute of the United States of America now or at any time hereafter prescribing the maximum rates of interest on loans and extensions of credit, and the laws of the State of Texas.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

“Audited Financial Statements” means the audited consolidated balance sheet of Limited and its Subsidiaries for the fiscal year ended February 29, 2012, and the related consolidated statements of income or operations, shareholders’ equity, and cash flows for such fiscal year of Limited and its Subsidiaries, including the notes thereto.

“Bank of America” means Bank of America, N.A. and its successors.

“Borrower” means Kaz USA, Inc., a Massachusetts corporation.

“Borrowing” means the Loan of the Issuer to the Borrower pursuant to the Loan Agreement and evidenced by the Note.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of Texas, or are in fact closed in, the state where the Purchaser’s Office is located.

“Capital Expenditures” means, with respect to any Person for any period, the sum of the aggregate of any expenditures by such Person during such period for an asset which is properly classifiable in relevant financial statements of such Person as property, equipment or improvement, fixed assets or a similar type of tangible capital asset in accordance with GAAP; provided, however, the aggregate amount of Capital Expenditures during any period shall be reduced by the cash proceeds received by such Person from the Disposition of such assets during such period, and, provided,  further, however, Capital Expenditures incurred in connection with an Acquisition will not be considered Capital Expenditures for purposes of this Guaranty Agreement.

“Capital Lease” means, at any time, a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurring of a liability in accordance with GAAP.

“Change in Law” means the occurrence, after the date of this Guaranty Agreement, of any of the following:  (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means an event or series of events by which any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the ultimate “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934)), directly or indirectly, of 50% or more of the total voting power of Voting Equity Interests of Limited, HOT-L.P. or HOT-Nevada, as the case may be, provided that in determining whether such beneficial ownership has been acquired by any such

“person” or “group”, all members of, or Affiliates of any of, the Current Control Group, shall be deemed not to be persons or members of such acquiring group.

“Code” means the Internal Revenue Code of 1986.

“Compliance Certificate” means a certificate substantially in the form of Exhibit A.

“Consolidated EBIT” means for any period the sum of Consolidated Net Earnings for such period, plus to the extent deducted in calculating Consolidated Net Earnings for such period: the total of (a) interest expense, (b) federal and state income and franchise tax expense, (c) to the extent non-cash, any impairment charges incurred during such period, and (d) to the extent non-cash, any write-downs of goodwill or other intangibles during such period, in each case for Limited and its Subsidiaries, all determined in accordance with GAAP.

“Consolidated EBITDA” means for any period the sum of Consolidated Net Earnings for such period, plus to the extent deducted in calculating Consolidated Net Earnings for such period:  the total of (a) depreciation and amortization expenses, (b) interest expense, (c) federal and state income and franchise tax expenses, and (d) non-cash charges for such period, minus to the extent added in calculating Consolidated Net Earnings for such period, non-cash credits for such period, in each case for Limited and its Subsidiaries, all determined in accordance with GAAP.

“Consolidated Funded Indebtedness” means, as of any date of determination, for Limited and its Subsidiaries on a consolidated basis (eliminating intercompany Indebtedness), the sum of

(a)                                 all obligations for borrowed money and all obligations evidenced by bonds, debentures, notes, loan agreements or similar instruments;

(b)                                 all redemption obligations in respect of Redeemable Stock;

(c)                                  all liabilities for the deferred purchase price of property acquired (excluding accounts payable arising in the ordinary course of business but including all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property);

(d)                                 all liabilities appearing on its balance sheet in accordance with GAAP in respect of Capital Leases;

(e)                                  all liabilities for borrowed money secured by any Lien with respect to any property owned (whether or not it has assumed or otherwise become liable for such liabilities);

(f)                                   all outstanding reimbursement obligations in respect of letters of credit or instruments serving a similar function issued or accepted for its account by banks and other financial institutions (whether or not representing obligations for borrowed money); and

(g)                                  without duplication, all Guarantees with respect to liabilities of a type described in any of clauses (a) through (f) hereof.

“Consolidated Net Earnings” means for any period, net earnings (or loss) after income taxes of Limited and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, but not including in such net earnings (or loss) the following:

(a)                                 any extraordinary gain or loss arising from the sale of capital assets;

(b)                                 any extraordinary gain or loss arising from any write-up or write-down of assets;

(c)                                  net earnings of any Person in which Limited or any Subsidiary shall have an ownership interest other than a Subsidiary unless such net earnings (or any portion thereof)  shall have actually been received by Limited or such Subsidiary in the form of cash distributions;

(d)                                 earnings or losses of any Subsidiary accrued prior to the date it became a Subsidiary;

(e)                                  any portion of the net earnings of any Subsidiary that is not a Loan Party that by reason of any contract or charter restriction or Applicable Law or regulation (or in the good faith judgment of the Board of Directors of Limited for any reason) is unavailable for payment of dividends to Limited or any of its Subsidiaries, provided that the aggregate amount of such net earnings that could be paid to Limited or a Subsidiary by loans or advances or repayment of loans or advances that are due beyond the Maturity Date, intercompany transfer or otherwise will be included in Consolidated Net Earnings;

(f)                                   the earnings or losses of any Person acquired by Limited or any Subsidiary through purchase, merger, consolidation or otherwise, or the earnings or losses of any Person substantially all of whose assets have been acquired by Limited or any of its Subsidiaries, for any period prior to the date of such acquisition;

(g)                                  any gain arising from the acquisition of any securities of Limited or any of its Subsidiaries;

(h)                                 the earnings or losses attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses Disposed of prior to the date of determination, shall be excluded; and

(i)                                     any other extraordinary gains or losses or any other gain or loss arising from any event or transaction that is unusual in nature and infrequent in occurrence (but which otherwise does not constitute an extraordinary item under GAAP) and which GAAP requires to be reported as a separate component of revenues and expenses from continuing operations.

“Consolidated Net Worth” means, as of any date of determination, for Limited and its Subsidiaries on a consolidated basis, Shareholders’ Equity for Limited and its Subsidiaries as of such date.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Credit Facility” means that certain credit facility governed by that certain Credit Agreement, dated December 10, 2010, among the parties thereto, including HOT-L.P., as the borrower thereunder.

“Current Control Group” means (a) Gerald J. Rubin, (b) the spouse, children and lineal descendants of Gerald J. Rubin or (c) the estate of, any trust or partnership for the benefit of Gerald J. Rubin or any of the persons described in clause (b).

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Dividend” means, with respect to any Person, any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interests of such Person.

“Dollar” and “$” mean lawful money of the United States.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with Limited within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by Limited or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a “substantial employer” (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by HOT-L.P. or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Sections 4041 or 4041A of ERISA or the institution by the PBGC of proceedings to terminate a Pension Plan; (e) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (f) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; or (g) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon HOT-L.P. or any ERISA Affiliate.

“Event of Default” has the meaning specified in Section 12.

“Excluded Taxes” has the meaning specified in the Indenture.

“Financial Projections” has the meaning specified in Section 6(e)(3).

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute

of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, any (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that a Guarantee shall exclude (A) the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of such Person’s business, and (B) obligations under indemnities incurred in the ordinary course of business or under stock purchase or asset purchase or sale agreements, or which do not cover Indebtedness of the type described in clauses (a) through (i) of the definition of Indebtedness.  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.  The term “Guarantee” as a verb has a corresponding meaning.

“Guarantied Parties” has the meaning given to such term in the Recitals to this Guaranty Agreement.

“Guarantors” means, collectively, HOT-L.P., Limited, HOT-Barbados, HOT-Nevada, HOT Nevada, Inc., a Nevada corporation, Helen of Troy Texas Corporation, a Texas corporation, Idelle Labs, Ltd., a Texas limited partnership, OXO International, Ltd., a Texas limited partnership, Helen of Troy Macao Commercial Offshore Limited, a Macau company, Kaz, Inc., a New York corporation, Kaz USA, Inc., a Massachusetts corporation, Kaz Canada,

Inc., a Massachusetts corporation, Pur Water Purification Products, Inc., a Nevada corporation, and each other Subsidiary that executes a supplement to this Guaranty Agreement.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“HOT-Barbados” means Helen of Troy Limited, a Barbados company.

“HOT-L.P.” means Helen of Troy L.P., a Texas limited partnership.

“HOT-Nevada” means Helen of Troy Nevada Corporation, a Nevada corporation and general partner of HOT-L.P.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)                                 all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)                                 all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments (but for purposes of Section 7.03 only, such obligations shall only be Indebtedness to the extent drawn upon or a claim is made in respect thereof);

(c)                                  net obligations of such Person under any Swap Contract;

(d)                                 all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and, in each case, not past due for more than 60 days after the date on which such trade account payable was created);

(e)                                  indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)                                   Capital Leases and Synthetic Lease Obligations;

(g)                                  all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends;

(h)                                 any “withdrawal liability” of such Person as such term is defined under Part I of Subtitle E of Title IV of ERISA; and

(i)                                     all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation, a limited liability company or similar entity) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.  The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.  The amount of any Capital Lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBIT to (b) interest expense of Limited and its Subsidiaries, in each case for the items set forth in clauses (a) and (b) for the period of four consecutive fiscal quarters ending on such date.

“Investment” or “Invest” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit.  For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IP Rights” has the meaning specified in Section 6(q).

“IRS” means the United States Internal Revenue Service.

“Kaz” means Kaz, Inc., a New York corporation.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness on such date to (b) Consolidated EBITDA for the period of the four consecutive fiscal quarters most recently ended for which Limited has delivered financial statements pursuant to Section 7(a).  For purposes of calculating the Leverage Ratio as of any date, Consolidated EBITDA shall be calculated on a pro forma basis (as certified by a Responsible Officer of Limited to the Purchaser and as approved by the Purchaser) assuming that all Acquisitions made, and all Dispositions completed, during the four consecutive fiscal quarters most recently ended had been made on the first day of such period (but without any adjustment for projected cost savings or other synergies).

“Licenses” means, collectively, (a) the Scheduled Licenses and (b) any other license or similar agreement the loss of which could be reasonably expected to have a Material Adverse Effect, and all rights under any of those items described in clauses (a) and (b) immediately preceding.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Limited” means Helen of Troy Limited, a Bermuda company.

“Litigation” means any proceeding, claim, lawsuit, arbitration and/or investigation by or before any Governmental Authority or arbitrator, including, without limitation, proceedings, claims, lawsuits, and/or such investigations conducted by or before any Governmental Authority or arbitrator or pursuant to any environmental, occupational, safety and health, antitrust, unfair competition, securities, tax or other Law, or under or pursuant to any contract, agreement or other instrument.

“Loan” means the advances (one or more) provided by the Issuer to the Borrower pursuant to the terms of the Loan Agreement from the proceeds of the Bonds.

“Loan Agreement” means the Loan Agreement between the Borrower and the Issuer dated as of March 1, 2013.

“Loan Documents” means the Loan Agreement, the Indenture, the Bond Purchase Agreement, the Note, the Bond, the Assignment of the Loan Agreement, the Assignment of the Note and this Guaranty Agreement, and all other agreements, documents, instruments, certificates and agreements executed and/or delivered by the Borrower in connection with the Loan Agreement, the Indenture, and the Bond Purchase Agreement.

“Loan Parties” means, collectively, the Borrower and each Guarantor.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), condition

(financial or otherwise) of the Borrower, or Limited and its Subsidiaries, taken as a whole; (b) an impairment of the ability of the Loan Parties, taken as a whole, to perform their obligations under any Loan Document to which a Loan Party is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which HOT-L.P. or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including HOT-L.P. or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Note” means the promissory note of the Borrower to the Issuer in accordance with Section 4.1 of the Loan Agreement the form of which is attached thereto as Exhibit C.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to the Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Off-Balance Sheet Liabilities” means, with respect to any Person as of any date of determination thereof, without duplication and to the extent not included as a liability on the consolidated balance sheet of such Person and its Subsidiaries in accordance with GAAP:  (a) with respect to any asset securitization transaction (including any accounts receivable purchase facility) (i) the unrecovered investment of purchasers or transferees of assets so transferred, and (ii) any other payment, recourse, repurchase, hold harmless, indemnity or similar obligation of such Person or any of its Subsidiaries in respect of assets transferred or payments made in respect thereof, other than limited recourse provisions that are customary for transactions of such type and that neither (x) have the effect of limiting the loss or credit risk of such purchasers or transferees with respect to payment or performance by the obligors of the assets so transferred nor (y) impair the characterization of the transaction as a true sale under Applicable Laws (including Debtor Relief Laws); (b) the monetary obligations under any financing lease or so-called “synthetic,” tax retention or off-balance sheet lease transaction which, upon the application of any Debtor Relief Law to such Person or any of its Subsidiaries, would be characterized as indebtedness; (c) the monetary obligations under any sale and leaseback transaction which does not create a liability on the consolidated balance sheet of such Person and its Subsidiaries; or (d) any other monetary obligation arising with respect to any other transaction which (i) is characterized as indebtedness for tax purposes but not for accounting purposes in accordance with GAAP or (ii) is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the consolidated balance sheet of such Person and its Subsidiaries (for purposes of this clause (d), any transaction structured to provide tax deductibility as interest expense of any dividend, coupon or other periodic payment will be deemed to be the functional equivalent of a borrowing).

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Guaranty Agreement or any other Loan Document, but not including Excluded Taxes.

“Outstanding Amount” means with respect to the Loan on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of the Loan, as the case may be, occurring on such date.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Act” means the Pension Protection Act of 2006.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by HOT-L.P. and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of HOT-L.P. or any ERISA Affiliate or any such Plan to which HOT-L.P. or any ERISA Affiliate is required to contribute on behalf of any of its employees.

“Purchaser” means Bank of America.

“Purchaser’s Office” means, as to the Purchaser, the office or offices of the Purchaser as the Purchaser may from time to time notify the Borrower.

“Redeemable Stock” means any Equity Interest of Limited or any of its Subsidiaries which prior to the Maturity Date may be (a) mandatorily redeemable, (b) redeemable at the option of the holder thereof or (c) convertible into Indebtedness.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Responsible Officer” means the chief executive officer, president, chief financial officer, executive vice president, controller, treasurer or assistant treasurer of a Loan Party, or if such Loan Party does not have such officers, a director of such Loan Party, or if the Loan Party is a limited partnership, an officer of the general partner of the Loan Party.  Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means, collectively, (a) any Dividend, (b) any Treasury Stock Purchase and (c) any payment or prepayment of principal, interest, premium or penalty of or in respect of any Subordinated Indebtedness or any defeasance, redemption, purchase, repurchase or other acquisition or retirement for value, in whole or in part, of any Subordinated Indebtedness.

“Scheduled Licenses” means those Licenses set forth on Schedule 1.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Senior Debt” means, as of any date of determination, for Limited and its Subsidiaries on a consolidated basis, an amount equal to the sum of (a) Consolidated Funded Indebtedness as of such date minus (b) Subordinated Indebtedness as of such date.

“Senior Leverage Ratio” means, as of any date of determination, the ratio of (a) Senior Debt on such date to (b) Consolidated EBITDA for the period of four fiscal consecutive quarters most recently ended for which Limited has delivered financial statements pursuant to Section 7(a).  For purposes of calculating the Senior Leverage Ratio as of any date, Consolidated EBITDA shall be calculated on a pro forma basis (as certified by a Responsible Officer of Limited to the Purchaser and as approved by the Purchaser) assuming that all Acquisitions made, and all Dispositions completed, during the four consecutive fiscal quarters the most recently ended has been made on the first day of such period (but without any adjustment for projected cost savings or other synergies).

“Senior Notes” means, collectively, the 2004 Senior Notes and the 2011 Senior Notes.

“Senior Note Agreements” means, collectively, the 2004 Senior Note Agreement and the 2011 Senior Note Agreement.

“Shareholders’ Equity” means, as of any date of determination, consolidated shareholders’ equity of Limited and its Subsidiaries as of that date determined in accordance with GAAP.

“Subordinated Indebtedness” means any Indebtedness of Limited or any Subsidiary which is expressly subordinated to the Obligations at all times pursuant to terms satisfactory to the Required Lenders.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Limited.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligations” means any and all obligations owed by any Loan Party to the Purchaser or an Affiliate of the Purchaser in respect of a Swap Contract.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include the Purchaser or any Affiliate of the Purchaser).

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Treasury Stock Purchase” means, with respect to any Person, any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any capital stock or other Equity Interests of such Person or on account of any returns of Capital to such Person’s stockholders, partners or members (or the equivalent Person thereof).

“2004 Senior Notes” means those senior notes of HOT-L.P. issued pursuant to the 2004 Senior Note Agreement in the aggregate principal amount of $225,000,000.

“2011 Senior Notes” means those senior notes of HOT-L.P. issued pursuant to the 2011 Senior Note Agreement in an aggregate principal amount of $100,000,000.

“2004 Senior Note Agreement” means that certain Note Purchase Agreement, dated June 29, 2004, among the parties thereto, including Limited and HOT-L.P., pursuant to which the 2004 Senior Notes were issued, as amended, modified or supplemented from time to time.

“2011 Senior Note Agreement” means that certain Note Purchase Agreement dated January 12, 2011, among the parties thereto pursuant to which the 2011 Senior Notes were issued, as amended, modified or supplemented from time to time.

“United States” and “U.S.” mean the United States of America.

“Voting Equity Interests” of any Person means Equity Interests of any class or classes having ordinary voting power for the election of at least a majority of the members of the board of directors, managing general partners or the equivalent governing body of such Person, irrespective of whether, at the time, Equity Interests of any other class or classes or such entity shall have or might have voting power by reason of the happening of any contingency.

SECTION 2.  Other Interpretive Provisions.  With reference to this Guaranty Agreement:

(a)                                 The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will”

shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)                                 In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)                                  Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Guaranty Agreement or any other Loan Document.

(d)                                 Capitalized terms used herein and not defined herein shall have the meaning given to them in the other Loan Documents.

SECTION 3.  Accounting Terms.

(a)                                 Generally.  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Guaranty Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b)                                 Changes in GAAP.  If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and the Borrower shall so request, the Purchaser and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Purchaser and the Borrower); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Purchaser financial statements and other documents required under this Guaranty Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

SECTION 4.  Rounding.  Any financial ratios required to be maintained pursuant to this Guaranty Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

SECTION 5.  Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to Central time (daylight or standard, as applicable).

SECTION 6.  Representations and Warranties.  Limited represents and warrants to the Purchaser that:

(a)                                 Existence, Qualification and Power; Compliance with Laws.  Each Loan Party and each Subsidiary thereof (a) is duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, and (d) is in compliance with all Laws; except in each case referred to in clause (b)(i), (c) or (d), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

(b)                                 Authorization; No Contravention.  The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law.  Each Loan Party and each of its Subsidiaries is in compliance with all Contractual Obligations referred to in clause (b)(i), except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

(c)                                  Governmental Authorization; Other Consents.  No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Guaranty Agreement or any other Loan Document.

(d)                                 Binding Effect.  This Guaranty Agreement has been, and each other Loan Document, when delivered hereunder or under the other Loan Documents, will have been, duly executed and delivered by each Loan Party that is party thereto.  This Guaranty Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, subject as to enforcement to any Debtor Relief Laws and general equitable principles.

(e)                                  Financial Statements; No Material Adverse Effect.

(1)                                 The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present in all material respects the financial condition of Limited and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of Limited and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

(2)                                 Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had, and continues to have, or could reasonably be expected to have a Material Adverse Effect.

(3)                                 The consolidated forecasted balance sheet and statements of income and cash flows of Limited and its Subsidiaries (collectively, the “Financial Projections”) delivered prior to the Closing Date were prepared in good faith on the basis of the assumptions stated therein, which assumptions were fair in light of the conditions existing at the time of delivery of such forecasts, and represented, at the time of delivery, in all material respects Limited’s best estimate of its future financial performance.  Nothing in this clause (3) shall be deemed to constitute an assurance by Limited or its Subsidiaries that they will meet the results contained in the Financial Projections.

(4)                                 As of the Closing Date, neither Limited nor any of its Subsidiaries has any Off-Balance Sheet Liabilities.

(f)                                   Litigation.  There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of Limited after due and diligent investigation prior to the Closing Date, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against Limited or any of its Subsidiaries or against any of their properties or revenues that (a) could reasonably affect or pertain to this Guaranty Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) either individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

(g)                                  No Default.  Neither Limited nor any of its Subsidiaries is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Guaranty Agreement or any other Loan Document.

(h)                                 Ownership of Property; Liens.  Limited and each of its Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  The property of Limited and its Subsidiaries is subject to no Liens, other than Liens permitted by Section 8(a).

(i)                                     Environmental Compliance.  Limited and its Subsidiaries conduct in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof Limited has reasonably concluded that such Environmental Laws and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(j)                                    Insurance.  The properties of Limited and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of Limited, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where Limited or the applicable Subsidiary operates.

(k)                                 Taxes.  Limited and its Subsidiaries have filed all Federal, state and other material tax returns and reports required to be filed, and have paid all material amounts with respect to Federal and material state and other taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP.  There is no proposed tax assessment against Limited or any of its Subsidiaries that would, if made, have a Material Adverse Effect.  Neither Limited nor any of its Subsidiaries thereof is party to any tax sharing agreement.  As of the Closing Date, the Federal Income tax liabilities of Limited and its Subsidiaries have been determined by the IRS and paid for all fiscal years up to and including the fiscal year 2006.

(l)                                     ERISA Compliance.

(1)                                 Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws.  Each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the Internal Revenue Service.  To the best knowledge of Limited and HOT-L.P., nothing has occurred that would prevent or cause the loss of such tax-qualified status.

(2)                                 There are no pending or, to the best knowledge of Limited and HOT-L.P., threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect.  There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(3)                                 (i) No ERISA Event has occurred, and neither HOT-L.P. nor any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan; (ii) HOT-L.P. and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (iii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is 60% or higher and neither HOT-L.P. nor any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60% as of the most recent valuation date; (iv) neither HOT-L.P. nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (v) neither HOT-L.P. nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; and (vi) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan, except in each case with respect to clauses (i) through (vi) above where the occurrence or existence thereof could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(4)                                 Neither HOT-L.P. nor any ERISA Affiliate maintains or contributes to, or has any unsatisfied obligation to contribute to, or liability under, any active or terminated Pension Plan other than (A) on the Closing Date, those listed on Schedule 6(1) and (B) thereafter, Pension Plans not otherwise prohibited by this Guaranty Agreement.

(m)                             Subsidiaries; Equity Interests.  As of the Closing Date, Limited has no Subsidiaries other than those specifically disclosed in Part (a) of Schedule 6(m), and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and non-assessable and are owned by a Loan Party in the amounts specified on Part (a) of Schedule 6(m) free and clear of all Liens.  As of the Closing Date, Limited and its Subsidiaries have no equity investments in any other corporation or entity (other than a Subsidiary) other than those specifically disclosed in Part (b) of Schedule 6(m).  All of the outstanding Equity Interests in the Borrower has been validly issued and are fully paid and non-assessable.  As of the Closing Date, Part (a) of Schedule 6(m) sets forth as to each Subsidiary of Limited the percentage of shares or interests of each class of its Equity Interests owned by Limited and each other Subsidiary.

(n)                                 Margin Regulations; Investment Company Act

(1)                                 The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.  Following the application of the proceeds of the Loan, not more than 25% of the value of the assets (either of Limited only or of Limited and its Subsidiaries on a consolidated basis) subject to the provisions of Section 8(a) or Section 8(e) or subject to any restriction contained in any agreement or instrument between Limited and the Purchaser or any Affiliate of the Purchaser relating to Indebtedness and within the scope of Section 12(e) will be margin stock.

(2)                                 Neither Limited, the Borrower or any of their respective Subsidiaries is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

(o)                                 Disclosure.  Limited and HOT-L.P. have disclosed to the Purchaser all agreements, instruments and corporate or other restrictions to which they or any of their Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Loan Party to the Purchaser in connection with the transactions contemplated hereby and the negotiation of this Guaranty Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, Limited and the Borrower represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of delivery thereof.

(p)                                 Compliance with Laws.  Each of Limited and each Subsidiary is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(q)                                 Intellectual Property; Licenses, Etc.  Limited and its Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.  No slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by Limited or any Subsidiary infringes upon any rights held by any other Person, except to the extent that such infringement could not reasonably be expected to have a Material

Adverse Effect.  No claim or litigation regarding any of the foregoing is pending or, to the best knowledge of Limited, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(r)                                    Foreign Assets Control Regulations, Etc.  Use of the proceeds of the Loan will not violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto, or is in violation of any federal statute or Presidential Executive Order, including without limitation Executive Order 13224 66 Fed. Reg. 49079 (September 25, 2001) (Blocking Property and Prohibiting Transactions with Persons who Commit, Threaten to Commit or Support Terrorism), or the USA Patriot Act (Title III of Pub. L. 107-56).

SECTION 7.  Affirmative Covenants.  So long as the Loan or other Obligation thereunder and hereunder shall remain unpaid or unsatisfied, Limited shall, and shall (except in the case of the covenants set forth in Sections 7(a), 7(b), and 7(c)) cause each Subsidiary to:

(a)                                 Financial Statements.  Deliver to the Purchaser:

(1)                                 as soon as available, but in any event within 90 days after the end of each fiscal year of Limited (commencing with the fiscal year ended February 28, 2013), a consolidated balance sheet of Limited and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, and consolidated statements of shareholders’ equity, and cash flows for such fiscal year, setting forth in each case in comparative consolidated form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be audited and accompanied by a report and opinion of Grant Thornton LLP or such other independent certified public accountant of nationally recognized standing reasonably acceptable to the Purchaser, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit and such consolidated statements to be certified by a Responsible Officer of Limited to the effect that such statements are fairly stated in all material respects when considered in relation to the consolidated financial statements of Limited and its Subsidiaries; and

(2)                                 as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of Limited (commencing with the fiscal quarter ended May 31, 2013), a consolidated balance sheet of Limited and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, and consolidated statements of shareholders’ equity, and cash flows for such fiscal quarter and for the portion of Limited’s fiscal year then ended, setting forth in each case in comparative consolidated form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, such consolidated statements to be certified by a Responsible Officer of Limited as fairly presenting the financial condition, results of operations, shareholders’ equity, partners’ capital and cash flows of Limited and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes and such consolidating statements to be certified by a Responsible Officer of Limited to the effect that such statements are fairly stated in all material respects when considered in relation to the consolidated financial statements of Limited and its Subsidiaries.

As to any information contained in materials furnished pursuant to Section 7(b)(3), Limited shall not be separately required to furnish such information under clause (1) or (2) above, but the foregoing shall not be in derogation of the obligation of Limited to furnish the information and materials described in clauses (1) and (2) above at the times specified therein.

(b)                                 Certificates; Other Information.  Deliver to the Purchaser, in form and detail satisfactory to the Purchaser:

(1)                                 concurrently with the delivery of the financial statements referred to in Sections 7(a)(1) and (2) (commencing with the delivery of the financial statements for the fiscal quarter ended May 31, 2013), a duly completed Compliance Certificate signed by a Responsible Officer of Limited;

(2)                                 promptly after any request by the Purchaser, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of Limited by independent accountants in connection with the accounts or books of Limited or any Subsidiary, or any audit of any of them;

(3)                                 promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of Limited, and copies of all annual, regular, periodic and special reports and registration statements which Limited may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Purchaser pursuant hereto; provided that any documents required to be delivered pursuant to this Section 7(b)(3) shall be deemed to have been delivered on the date on which HOT-L.P. posts such documents, or provides a link thereto on HOT-L.P.’s website;

(4)                                 promptly, and in any event within five Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency, in each case that are material to HOT-L.P. or any other Loan Party, regarding financial or other operational results of any Loan Party or any Subsidiary thereof; and

(5)                                 promptly, such additional information regarding the business, financial or corporate affairs of Limited or any Subsidiary, or compliance with the terms of the Loan Documents, as the Purchaser may from time to time reasonably request.

Documents required to be delivered pursuant to Section 7(a)(1) or (2) or Section 7(b)(3) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which Limited posts such documents, or provides a link thereto on Limited’s website on the Internet; or (ii) on which such documents are posted on Limited’s behalf on an Internet or intranet website, if any, to which the Purchaser has access (whether a commercial, third-party website or whether sponsored by the Purchaser); provided that: (i) Limited shall deliver paper copies of such documents to the Purchaser until a written request to cease delivering paper copies is given by the Purchaser and (ii) Limited shall notify the Purchaser (by telecopier or electronic mail) of the posting of any such documents and provide to the Purchaser by electronic mail electronic versions (i.e., soft copies) of such documents.  Notwithstanding anything contained herein, in every instance Limited shall be required to provide paper copies of the Compliance Certificates required by Section 7(b)(1) to the Purchaser.

(c)                                  Notices.  Promptly notify the Purchaser:

(1)                                 of the occurrence of any Default;

(2)                                 of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of Limited or any Subsidiary, except to the extent that breach, non-performance or default could not reasonably be expected to have a Material Adverse Effect or result in a Default; (ii) any material dispute, litigation, investigation, proceeding or suspension between Limited or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting Limited or any Subsidiary, including pursuant to any applicable Environmental Laws, in which the amount involved is $10,000,000 or more, which involve the probability of any judgment or liability not adequately covered by insurance or (ii) in which injunctive or similar relief is sought, and which could reasonably be expected to have a Material Adverse Effect;

(3)                                 of the occurrence of any ERISA Event; and

(4)                                 of any material change in accounting policies or financial reporting practices by Limited or any Subsidiary.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of Limited setting forth details of the occurrence referred to therein and stating what action Limited has taken and proposes to take with respect thereto.  Each notice pursuant to Section 7(c)(1) shall describe with particularity any and all provisions of this Guaranty Agreement and any other Loan Document that have been breached.

(d)                                 Payment of Obligations.  Pay and discharge as the same shall become due and payable, all its obligations and liabilities, except to the extent that failure to pay or discharge obligations and liabilities could not reasonably be expected to have a Material Adverse Effect, and such obligations and liabilities shall include (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by Limited or such Subsidiary; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property; and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

(e)                                  Preservation of Existence, Etc.  (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 8(d) or (e); (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

(f)                                   Maintenance of Properties.  (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) use the standard of care typical in the industry in the operation and maintenance of its facilities.

(g)                                  Maintenance of Insurance.  Maintain with financially sound and reputable insurance companies not Affiliates of Limited, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons.

(h)                                 Compliance with Laws.  Comply in all material respects with the requirements of all Laws and all injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

(i)                                     Books and Records.  Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of Limited or such Subsidiary, as the case may be.

(j)                                    Inspection Rights.  Permit representatives and independent contractors of the Purchaser to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants.  Before an Event of Default exists, (a) such visits and inspections shall be at such reasonable times during business hours and as often as may be reasonably desired, upon reasonable advance notice to Limited and the Borrower and (b) the Borrower shall pay for the reasonable costs and expenses of the Purchaser with respect to no more than one such visit and inspection by the Purchaser during any twelve-month period.  After an Event of Default exists and is continuing, (a) such visits and inspections may be at any time during normal business hours and without advance notice and (b) the Borrower shall pay the reasonable costs and expenses of all such visits and inspections.

(k)                                 Use of Proceeds.  Use the proceeds of the Loan for the Cost of Construction of the Project, not in contravention of any Law or of any Loan Document.

SECTION 8.  Negative Covenants.  So long as the Loan or other Obligation hereunder shall remain unpaid or unsatisfied, Limited shall not, nor shall it permit any Subsidiary to, directly or indirectly:

(a)                                 Liens.  Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(1)                                 Liens pursuant to any Loan Document;

(2)                                 Liens existing on the date hereof and listed on Schedule 8(a) and any renewals or extensions thereof, provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased, (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 8(c)(2);

(3)                                 Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(4)                                 carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(5)                                 pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance, other social security legislation and similar obligations, other than any Lien imposed by ERISA;

(6)                                 deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety bonds, performance bonds, customs bonds and other obligations of a like nature incurred in the ordinary course of business;

(7)                                 easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(8)                                 Liens, or an existing pledge of a deposit, securing payment of senior debt by an Affiliate or Subsidiary to a foreign financial institution as described in the financial statements delivered pursuant to Section 7(a) or which may be disclosed from time to time by any such party; provided the Indebtedness secured by such Liens does not exceed $20,000,000 in aggregate principal amount;

(9)                                 Liens securing Indebtedness permitted under Section 8(c)(5); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition;

(10)                          Liens in favor of a Loan Party;

(11)                          Liens on property of a Person existing at the time such Person is acquired by, merged with or into or consolidated with Limited or a Subsidiary; provided, that such Liens were in existence prior to the contemplation of such acquisition, merger or consolidation and do not extend to any assets other than those of the Person acquired by, merged into or consolidated with Limited or a Subsidiary;

(12)                          Liens on property existing at the time of acquisition thereof by Limited or a Subsidiary; provided, that such Liens were in existence prior to the contemplation of such acquisition;

(13)                          Liens securing Indebtedness permitted by Section 8(c)(8); and

(14)                          Liens existing on the Closing Date against the Investments described in Section 8(b(10).

(b)                                 Investments.  Make any Investments, except:

(1)                                 Investments in the form of direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof, in any case maturing within three years after the acquisition thereof;

(2)                                 Investments in bankers’ acceptance, certificates of deposits, eurodollar deposits or time deposits issued or accepted by the Purchaser or any other commercial bank organized under the laws of the United States of America, any state thereof, or the District of Columbia, and having combined capital, surplus and undivided profits of at least $1,000,000,000 and having (or having a parent holding company that has) outstanding short term debt rated P-1 by Moody’s Investor Service, Inc. or A-1 by Standard and Poor’s Rating Group and long-term debt rated at least A by Moody’s Investor Service, Inc. or Standard and Poor’s Rating Group;

(3)                                 Investments in commercial paper rated in one of the two highest rating categories by Moody’s Investor Service, Inc. or by Standard and Poor’s Rating Group and maturing not more than 270 days from the date of creation thereof;

(4)                                 repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (1) and (2) above entered into with any financial institution meeting the qualifications specified in clause (b) above;

(5)                                 Investments in money market mutual funds that are classified as current assets in accordance with GAAP and that invest at least 95% of its assets in Investments described in clauses (1) through (2) and of this definition maturing not more than one year after the acquisition thereof, which funds are managed by Persons having, or who are members of holding companies having, capital and surplus in excess of $100,000,000;

(6)                                 advances to officers, directors and employees of the Borrower and Guarantors in an aggregate amount not to exceed $1,000,000 at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes;

(7)                                 Investments of the Borrower in any Guarantor and Investments of any Guarantor in the Borrower or in another Guarantor;

(8)                                 Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(9)                                 Investments as a result of Acquisitions, if each of the following conditions has been satisfied:  (i) immediately before and after giving effect to such Acquisition, no Default shall have occurred and be continuing, (ii) if the Senior Leverage Ratio at the end of the fiscal quarter immediately preceding such Acquisition is greater than 2.00 to 1.00, the aggregate Acquisition Consideration for all Acquisitions during the fiscal year in which such proposed Acquisition is to occur shall not exceed 100% of the Consolidated EBITDA for the fiscal year immediately preceding such fiscal year, (iii) such Acquisition shall not be opposed by the board of directors or similar governing body of the Person or assets being acquired and (iv) if the Acquisition results in a Domestic Subsidiary being acquired having a net worth at the time of such Acquisition of more than $1,000,000 (or within ten Business Days after any such Domestic Subsidiary thereafter attains a net worth of more than $1,000,000), such Subsidiary shall execute and deliver to the Purchaser (x) a supplement to this Guaranty Agreement, (y) incumbency certificates, Organization Documents and documents evidencing due organization, valid existence, good standing and qualification to do business and (z) a favorable opinion of counsel to such Person located in the jurisdiction of organization of such Person, in form, content and scope reasonable satisfactory to the Purchaser;

(10)                          Investments that are otherwise permitted by this Guaranty Agreement, including Section 8(c)(9) and Guaranties permitted pursuant to Section 8(c)(3);

(11)                          Investments by a Subsidiary (other than a Loan Party) in any other Subsidiary (other than a Loan Party);

(12)                          Investments existing on the Closing Date and described on Schedule 6(m) or Schedule 8(b); and

(13)                          so long as no Default exists or would result therefrom, Investments not otherwise permitted to be made pursuant to clauses (1) through (12) above, which, as of the date of any such Investment, do not exceed 15% of Consolidated Net Worth.

(c)                                  Indebtedness.  Create, incur, assume or suffer to exist any Indebtedness, except:

(1)                                 Indebtedness under the Loan Documents;

(2)                                 Indebtedness outstanding on the date hereof and listed on Schedule 8(c) or permitted hereunder, and any refinancings, refundings, renewals or extensions thereof; provided that (i) the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder and (ii) the terms relating to amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole, of any such refinancing, refunding, renewing or extending Indebtedness, are no less favorable in any material respect to the Loan Parties or the Purchaser than the terms of any agreement or instrument governing the Indebtedness being refinanced, refunded, renewed or extended and the interest rate applicable to any such refinancing, refunding, renewing or extending Indebtedness does not exceed the then applicable market interest rate;

(3)                                 Guarantees by Limited or any Subsidiary in respect of Indebtedness otherwise permitted hereunder of the Borrower or any Guarantor;

(4)                                 obligations (contingent or otherwise) of Limited or any Subsidiary existing or arising under any Swap Contract, provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view;” and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

(5)                                 Indebtedness in respect of Capital Leases, Synthetic Lease Obligations, purchase money obligations for fixed or capital assets and obligations for the construction and improvement of fixed or capital assets within the limitations set forth in Section 8(a)(9); provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $50,000,000;

(6)                                 Indebtedness in respect of the Senior Notes, the Senior Note Agreements, the Credit Facility; and any refinancings, refundings, renewals or extensions thereof; provided that (i) the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder and (ii) the terms relating to amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole, of any such refinancing, refunding, renewing or extending Indebtedness, are no less favorable in any material respect to the Purchaser than the terms of any agreement or instrument governing the Indebtedness being refinanced, refunded, renewed or extended and the interest rate applicable to any such refinancing, refunding, renewing or extending Indebtedness does not exceed the then applicable market interest rate;

(7)                                 unsecured Indebtedness not otherwise permitted to be incurred pursuant to any of clauses (1) through (6) above provided that (i) the final maturity of such Indebtedness is beyond the Maturity Date and (ii) no Default exists at the time of incurrence of any such Indebtedness or would result therefrom;

(8)                                 Indebtedness not to exceed $20,000,000 at any one time outstanding; provided that at the time of, and after giving effect to, the incurrence of such Indebtedness no Default shall exist; and

(9)                                 intercompany Indebtedness (i) between Loan Parties, (ii) between Subsidiaries that are not Loan Parties, or (iii) between a Loan Party and a Subsidiary that is not a Loan Party in which the net principal amount thereof, together with all other such Indebtedness between Loan Parties and Subsidiaries that are not Loan Parties (excluding for purposes of this calculation any Indebtedness owed by a Loan Party to a Subsidiary that is not a Loan Party if such Indebtedness is subject to a subordination agreement in form and substance acceptable to the Purchaser), shall not exceed $100,000,000 in aggregate amount at any time outstanding.

(d)                                 Fundamental Changes.  Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:

(1)                                 any Subsidiary (other than HOT-L.P.) may merge with (i) one of the Loan Parties, provided such Loan Party shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries, provided that when any Guarantor is merging with another Subsidiary, the Guarantor shall be the continuing or surviving Person;

(2)                                 HOT-L.P. may merge with one of the Loan Parties or a Subsidiary, provided (i) HOT-L.P. shall be the continuing or surviving Person or (ii) a Domestic Subsidiary shall be the continuing or surviving Person and shall become the Borrower, subject to the consent of the Purchaser;

(3)                                 any Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to Limited or any Subsidiary; provided that (i) if the transferor in such a transaction is a Guarantor, then the transferee must either be HOT-L.P. or a Guarantor and (ii) if the transferor in such a transaction is HOT-L.P., then the transferee must be a Domestic Subsidiary that becomes the Borrower, subject to the consent of the Purchaser; and

(4)                                 Limited or any Subsidiary may make any Acquisition or Disposition permitted by Section 8(b) or 8(e).

(e)                                  Dispositions.  Make any Disposition or enter into any agreement to make any Disposition, except:

(1)                                 Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

(2)                                 Dispositions of inventory in the ordinary course of business;

(3)                                 Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

(4)                                 Dispositions of property by Limited or any Subsidiary to one of HOT-L.P. or to a wholly-owned Subsidiary; provided that if the transferor of such property is a Guarantor, the transferee thereof must either be the Borrower or a Guarantor;

(5)                                 Dispositions permitted by Section 8(d); and

(6)                                 Dispositions of assets (including Equity Interests of a Subsidiary) not otherwise permitted in clauses (1) through (5) above provided (i) there exists no Default both before and after giving effect to any such Disposition and (ii) the assets being Disposed of, together with all other assets Disposed of during the period of 12 consecutive months ending on the date of such Disposition generated less than 15% of Consolidated EBITDA determined as of the end of the fiscal year immediately preceding such Disposition;

provided, however, that any Disposition pursuant to clauses (1) through (6) shall be for fair market value.

(f)                                   Restricted Payments.  Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that, so long as no Default shall have occurred and be continuing at the time of any action described below or would result therefrom:

(1)                                 each Subsidiary may make Dividends to Limited, the Guarantors and any other Person that owns an Equity Interest in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Dividend is being made;

(2)                                 Limited and each Subsidiary may declare and make Dividends payable solely in the common stock or other Equity Interests of such Person (other than Redeemable Stock);

(3)                                 Limited and each Subsidiary may pay, purchase, redeem or otherwise acquire Equity Interests or Indebtedness issued or incurred by it with the proceeds received from the substantially concurrent issue of new shares of its common stock or other Equity Interests (other than Redeemable Stock) or Subordinated Indebtedness;

(4)                                 Limited may (i) declare or pay cash Dividends to its stockholders and (ii) make Treasury Stock Purchases not to exceed in aggregate amount during any fiscal year in the case of both subclauses (i) and (ii) immediately preceding 35% of Consolidated Net Earnings for the immediately preceding fiscal year; provided, however, nothing in this clause (4) shall prohibit or restrict Treasury Stock Purchases made pursuant to Limited’s employee stock option repurchase programs; and

(5)                                 Limited and each Subsidiary may make regularly scheduled payments of interest on any Subordinated Indebtedness.

(g)                                  Change in Nature of Business.  Engage in any material line of business substantially different from those lines of business conducted by Limited and its Subsidiaries on the date hereof or any business reasonably related or incidental thereto.

(h)                                 Transactions with Affiliates.  Enter into any transaction of any kind with any Affiliate of Limited, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to Limited or such Subsidiary as would be obtainable by Limited or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate, provided that the foregoing restriction shall not apply to transactions between or among the Borrower and any Guarantor or between and among any Guarantors.

(i)                                     Burdensome Agreements.  Enter into or be a party to any Contractual Obligation (other than this Guaranty Agreement and any other Loan Document) that limits the ability (a) of any Subsidiary to make Restricted Payments to the Borrower or any Guarantor or to otherwise transfer property to the Borrower or any Guarantor, (b) of any Subsidiary to Guarantee the Indebtedness of the Borrower or (c) of Limited or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person.  The provisions of this Section 8(i) will not apply to encumbrances or restrictions existing under or by reason of (i) the Credit Facility, the Senior Notes, the Senior Note Agreements, or agreements, instruments and documents entered into in connection with Indebtedness permitted under Section 8(c)(2), (5), (6) or (7) and any restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof, provided that such restatements, renewals, increases, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in such Contractual Obligations, (ii) Applicable Law, and (iii) customary non-assignment provisions in Contractual Obligations entered into in the ordinary course of business and consistent with past practices, (iv) purchase money obligations permitted under this Guaranty Agreement that impose restrictions on the property so acquired, (v) any agreement for the Disposition of a Subsidiary or assets of a

Subsidiary that restricts distributions, the transfer of, or encumbrances on such assets by that Subsidiary pending its Disposition or any agreement entered into with respect to assets acquired or disposed of in connection with an Acquisition or a Disposition, and (vi) Liens securing Indebtedness that limit the right of the debtor to dispose of the assets subject to such Lien.

(j)                                    Use of Proceeds.  Use the proceeds of the Loan, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

(k)                                 Financial Covenants.

(1)                                 Consolidated Net Worth.  Permit Consolidated Net Worth at any time to be less than the sum of (i) 530,000,000, (ii) an amount equal to 40% of the Consolidated Net Earnings of each full fiscal quarter ending after August 31, 2010 (with no deduction for a net loss in any such fiscal quarter), (iii) an amount equal to 100% of the aggregate increases in Shareholders’ Equity of Limited and its Subsidiaries after August 31, 2010 by reason of the issuance and sale of Equity Interests of Limited or any Subsidiary (other than issuances to Limited or a wholly-owned Subsidiary), including upon any conversion of debt securities of Limited into such Equity Interests, and (iv) 100% of the net worth of any Person (other than Kaz) that becomes a Subsidiary or substantially all of the assets of which are acquired by Limited or any Subsidiary after August 31, 2010 to the extent the purchase price therefor is paid in Equity Interests of Limited or any Subsidiary or pursuant to the conversion or exchange of any convertible subordinated debt or redeemable preferred stock into Equity Interests of Limited or any Subsidiary.

(2)                                 Interest Coverage Ratio.  Permit the Interest Charge Coverage Ratio as of the end of any fiscal quarter of Limited to be less than 3.00 to 1.00.

(3)                                 Leverage Ratio.  Permit the Leverage Ratio at any time during any period of four fiscal quarters of Limited to be greater than 3.00 to 1.00.

(l)                                     Amendments of Subordinated Indebtedness.  Change or permit any Subsidiary to change or amend (or take any action or fail to take any action the result of which is an effective amendment or change) or accept any waiver or consent with respect to, any document, instrument or agreement relating to any Subordinated Indebtedness that would result in (a) an increase in the principal, interest, overdue interest, fees or other amounts payable under any Subordinated Indebtedness, (b) an acceleration of any date fixed for payment or prepayment of principal, interest, fees or other amounts payable under any Subordinated Indebtedness (including, without limitation, as a result of any redemption), in each case where such date fixed would result in a payment prior to the Maturity Date, (c) a change in any of the subordination provisions of any Subordinated Indebtedness, or (d) any other change in any term, provision or covenant of any Subordinated Indebtedness that could reasonably be expected to have an adverse effect on the interest of the Purchaser.

(m)                             Licenses.  Assign or otherwise transfer any of the Licenses, in whole or in part, except that Licenses may be transferred to HOT-Barbados or another Guarantor if, and only if, (a) at the time of such transfer no Default exists or would result therefrom and (b) at the time of such transfer, HOT-L.P. is a Subsidiary of HOT-Barbados.

(n)                                 Capital Expenditures.  Make or become legally obligated to make Capital Expenditures, except for Capital Expenditures not exceeding $30,000,000 in the aggregate to Limited and its Subsidiaries during any fiscal year; provided, however, that so long as no default has occurred and is continuing or would result from such Capital Expenditure, 50% of any portion of such amount not expended in a fiscal year may be carried over for expenditure in the next following fiscal year; and provided, further, if any such amount is so carried over, it will be deemed used in the applicable subsequent fiscal year before the $30,000,000 permitted for such fiscal year.

SECTION 9.  Guaranty.  The Guarantors hereby jointly and severally unconditionally and irrevocably guarantee the full and prompt payment when due, whether at stated maturity, by acceleration or otherwise, of, and the performance of, (a) the Obligations, whether now or hereafter existing and whether for principal, interest, fees, expenses or otherwise, (b) all Swap Obligations owed to the Purchaser or any Affiliate of the Purchaser, (c) any and all reasonable out-of-pocket expenses (including, without limitation, reasonable expenses and reasonable counsel fees and expenses of the Purchaser) incurred by any of the Guarantied Parties in enforcing any rights under this Guaranty Agreement and (d) all present and future amounts that would become due but for the operation of any provision of Debtor Relief Laws, and all present and future accrued and unpaid interest, including, without limitation, all post-petition interest if the Borrower or any Guarantor voluntarily or involuntarily becomes subject to any Debtor Relief Laws (the items set forth in clauses (a), (b), (c) and (d) immediately above being herein referred to as the “Guarantied Obligations”).  Upon failure of the Borrower to pay any of the Guarantied Obligations when due after the giving by the Purchaser of any notice and the expiration of any applicable cure period in each case provided for in the Loan Agreement and other Loan Documents (whether at stated maturity, by acceleration or otherwise), the Guarantors hereby further jointly and severally agree to promptly pay the same after the Guarantors’ receipt of notice from the Purchaser of the Borrower’s failure to pay the same, without any other demand or notice whatsoever, including without limitation, any notice having been given to any Guarantor of either the acceptance by the Guarantied Parties of this Guaranty Agreement or the creation or incurrence of any of the Guarantied Obligations.  This Guaranty Agreement is an absolute guaranty of payment and performance of the Guarantied Obligations and not a guaranty of collection, meaning that it is not necessary for the Guarantied Parties, in order to enforce payment by the Guarantors, first or contemporaneously to accelerate payment of any of the Guarantied Obligations, to institute suit or exhaust any rights against any Loan Party, or to enforce any rights against any Collateral.  Notwithstanding anything herein or in any other Loan Document to the contrary, in any action or proceeding involving any state corporate law, or any state or federal bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if, as a result of applicable law relating to fraudulent conveyance or fraudulent transfer, including Section 548 of Bankruptcy Code or any applicable provisions of comparable state law (collectively, “Fraudulent Transfer Laws”), the obligations of any Guarantor under this Section 9 would otherwise, after giving effect to (a) all other liabilities of such Guarantor, contingent or otherwise, that are relevant under such Fraudulent Transfer Laws

(specifically excluding, however, any liabilities of such Guarantor in respect of intercompany Indebtedness to the Borrower to the extent that such Indebtedness would be discharged in an amount equal to the amount paid by such Guarantor hereunder) and (b) to the value as assets of such Guarantor (as determined under the applicable provisions of such Fraudulent Transfer Laws) of any rights of subrogation, contribution, reimbursement, indemnity or similar rights held by such Guarantor pursuant to (i) applicable requirements of Law, (ii) Section 21 hereof or (iii) any other contractual obligations providing for an equitable allocation among such Guarantor and other Subsidiaries or Affiliates of the Borrower of obligations arising under this Guaranty Agreement or other guaranties of the Guarantied Obligations by such parties, be held or determined to be void, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under this Section 9, then the amount of such liability shall, without any further action by such Guarantor, the Purchaser, or any other Person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

SECTION 10.  Guaranty Absolute.  Each Guarantor guarantees that the Guarantied Obligations will be paid strictly in accordance with the terms of the Loan Agreement, the Note and the other Loan Documents, without set-off or counterclaim, and regardless of any Applicable Law now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Guarantied Parties with respect thereto.  The liability of each Guarantor under this Guaranty Agreement shall be absolute and unconditional irrespective of:

(a)                                 any lack of validity or enforceability of any provision of any other Loan Document or any other agreement or instrument relating to any Loan Document, or avoidance or subordination of any of the Guarantied Obligations;

(b)                                 any change in the time, manner or place of payment of, or in any other term of, or any increase in the amount of, all or any of the Guarantied Obligations, or any other amendment or waiver of any term of, or any consent to departure from any requirement of, the Loan Agreement, the Note or any of the other Loan Documents;

(c)                                  any exchange, release or non-perfection of any Lien on any collateral for, or any release of any Loan Party or amendment or waiver of any term of any other guaranty of, or any consent to departure from any requirement of any other guaranty of, all or any of the Guarantied Obligations;

(d)                                 the absence of any attempt to collect any of the Guarantied Obligations from the Borrower or from any other Loan Party or any other action to enforce the same or the election of any remedy by any of the Guarantied Parties;

(e)                                  any waiver, consent, extension, forbearance or granting of any indulgence by any of the Guarantied Parties with respect to any provision of any other Loan Document;

(f)                                   the election by any of the Guarantied Parties in any proceeding under any Debtor Relief Law;

(g)                                  any borrowing or grant of a security interest by the Borrower, as debtor-in-possession, under any Debtor Relief Law; or

(h)                                 any other circumstance which might otherwise constitute a legal or equitable discharge or defense of the Borrower or any Guarantor other than payment or performance of the Guarantied Obligations.

SECTION 11.  Waiver.  Each Guarantor hereby (i) waives (A) promptness, diligence, and, except as otherwise provided herein, notice of acceptance and any and all other notices, including, without limitation, notice of intent to accelerate and notice of acceleration, with respect to any of the Guarantied Obligations or this Guaranty Agreement, (B) any requirement that any of the Guarantied Parties protect, secure, perfect or insure any security interest in or other Lien on any property subject thereto or exhaust any right or take any action against the Borrower or any other Person or any collateral, (C) the filing of any claim with a court in the event of receivership or bankruptcy of the Borrower or any other Person, (D) except as otherwise provided herein, protest or notice with respect to nonpayment of all or any of the Guarantied Obligations, (E) the benefit of any statute of limitation, (F) except as otherwise provided herein, all demands whatsoever (and any requirement that demand be made on the Borrower or any other Person as a condition precedent to such Guarantor’s obligations hereunder), (G) all rights by which any Guarantor might be entitled to require suit on an accrued right of action in respect of any of the Guarantied Obligations or require suit against the Borrower or any other Guarantor or Person, whether arising pursuant to Chapter 43 of the Texas Civil Practice and Remedies Code, as amended, Section 17.001 of the Texas Civil Practice and Remedies Code, as amended, Rule 31 of the Texas Rules of Civil Procedure, as amended, or otherwise, (H) any defense based upon an election of remedies by any Guarantied Party, or (I) notice of any events or circumstances set forth in clauses (a) through (h) of Section 10 hereof; and (ii) covenants and agrees that, except as otherwise agreed by the parties, this Guaranty Agreement will not be discharged except by complete payment and performance of the Guarantied Obligations and any other obligations of such Guarantor contained herein.

If, in the exercise of any of its rights and remedies in accordance with the provisions of Applicable Law, any of the Guarantied Parties shall forfeit any of its rights or remedies, including, without limitation, its right to enter a deficiency judgment against the Borrower or any other Person, whether because of any Applicable Law pertaining to “election of remedies” or the like, each Guarantor hereby consents to such action by such Guarantied Party and waives any claim based upon such action.  Any election of remedies which, by reason of such election, results in the denial or impairment of the right of such Guarantied Party to seek a deficiency judgment against the Borrower shall not impair the obligation of such Guarantor to pay the full amount of the Guarantied Obligations or any other obligation of such Guarantor contained herein.

In the event any of the Guarantied Parties shall bid at any foreclosure or trustee’s sale or at any private sale permitted by Law or under any of the Loan Documents, to the extent not prohibited by Applicable Law, such Guarantied Party may bid all or less than the amount of the Guarantied Obligations and the amount of such bid, if successful, need not be paid by such Guarantied Party but shall be credited against the Guarantied Obligations.

Each Guarantor agrees that notwithstanding the foregoing and without limiting the generality of the foregoing if, after the occurrence and during the continuance of an Event of Default, the Guarantied Parties are prevented by Applicable Law from exercising their respective rights to accelerate the maturity of the Guarantied Obligations, to collect interest on the Guarantied Obligations, or to enforce or exercise any other right or remedy with respect to the Guarantied Obligations, or the Purchaser is prevented from taking any action to realize on the collateral, such Guarantor agrees to pay to the Purchaser for the account of the Guarantied Parties, upon demand therefor, for application to the Guarantied Obligations, the amount that would otherwise have been due and payable had such rights and remedies been permitted to be exercised by the Guarantied Parties.

Each Guarantor hereby assumes responsibility for keeping itself informed of the financial condition of the Borrower and of each other Loan Party, and of all other circumstances bearing upon the risk of nonpayment of the Guarantied Obligations or any part thereof, that diligent inquiry would reveal.  Each Guarantor hereby agrees that the Guarantied Parties shall have no duty to advise any Guarantor of information known to any of the Guarantied Parties regarding such condition or any such circumstance.  In the event that any of the Guarantied Parties in its sole discretion undertakes at any time or from time to time to provide any such information to any Guarantor, such Guarantied Party shall be under no obligation (i) to undertake any investigation not a part of its regular business routine, (ii) to disclose any information which, pursuant to accepted or reasonable banking or commercial finance practices, such Guarantied Party wishes to maintain as confidential, or (iii) to make any other or future disclosures of such information or any other information to such Guarantor.

Each Guarantor consents and agrees that the Guarantied Parties shall be under no obligation to marshal any assets in favor of any Guarantor or otherwise in connection with obtaining payment of any or all of the Guarantied Obligations from any Person or source.

SECTION 12.  Events of Default.  Any of the following shall constitute an Event of Default:

(a)                                 Non-Payment.  The failure to pay any amount payable by the Guarantor hereunder; or

(b)                                 Specific Covenants.  Any Guarantor fails to perform or observe any term, covenant or agreement contained in any of Section 7(c)(1) — (4), 7(e), 7(j) or 7(k) or Section 8(d), (e), (f), (g), (j), (k), (l), (m) or (n); or

(c)                                  Other Defaults.  Any Guarantor fails to perform or observe (i) any of Section 8(a), (b), (c), (h) or (i) and such failure continues for 15 days or (ii) any other covenant or agreement (not specified in subsection (a) or (b) above) contained in this Guaranty Agreement on its part to be performed or observed and such failure continues for 30 days; or

(d)                                 Representations and Warranties.  Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading when made or deemed made; or

(e)                                  Cross-Default.  (i) Any Loan Party or any Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $10,000,000 or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which any Loan Party or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which any Loan Party is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by such Loan Party as a result thereof is greater than $10,000,000; or

(f)                                   Insolvency Proceedings, Etc.  Any Loan Party or any Subsidiary institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g)                                  Inability to Pay Debts; Attachment.  (i) Any Loan Party or any Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or

(h)                                 Judgments.  There is entered against any Loan Party or any Subsidiary (i) a final judgment or order for the payment of money in an aggregate amount exceeding $10,000,000 not stayed, discharged or paid 30 days after entry thereof (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of

30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i)                                     ERISA.  (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Loan Party or any Subsidiary under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $5,000,000, or (ii) Limited or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $10,000,000; or

(j)                                    Invalidity of Loan Documents.  Any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document; or

(k)                                 Change of Control.  There occurs any Change of Control; or

(l)                                     Licenses.  Any License shall expire and not be renewed or shall be otherwise terminated and such expiration, non-renewal or termination could reasonably be expected to have a Material Adverse Effect.

SECTION 13.  Remedies Upon Event of Default.  If any Event of Default occurs and is continuing, the Purchaser shall take any or all of the following actions:

(a)                                 declare the unpaid principal amount of the Loan and the Note, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, including notice of intent to accelerate and notice of acceleration, all of which are hereby expressly waived by the Borrower; and

(b)                                 exercise all rights and remedies available to it under the Loan Documents;

provided, however, that upon the occurrence of any event specified in subsection (f) of Section 12, the unpaid principal amount of the Loan and the Note and all interest and other amounts as aforesaid shall automatically become due and payable, without further act of the Purchaser.

SECTION 14.  Application of Funds.  After the exercise of remedies provided for in Section 13 (or after the Loan has automatically become immediately due and payable), any amounts received on account of the Obligations shall be applied by the Purchaser in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Purchaser and taxes, increased costs and compensation for losses due to Purchaser);

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Purchaser (including fees, charges and disbursements of counsel to the Purchaser and taxes, increased costs and compensation for losses due to Purchaser), ratably among them in proportion to the amounts described in this clause Second payable to it;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loan;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loan, and to the extent payments under any Guaranty, to the Guarantied Parties, in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to any remaining outstanding unpaid Obligations, and to the extent that any amounts are payments under any Guaranty, Swap Obligations in respect of Swap Contracts, ratably among the Purchaser and the Guarantied Parties in proportion to the respective amounts described in this clause Fifth held by them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

SECTION 15.  Treatment of Certain Information; Confidentiality.  The Purchaser agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Guaranty Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Purchaser or any of its Affiliates on a non-confidential basis from a source other than the Borrower.

For purposes of this Section, “Information” means all information received from Limited or any Subsidiary relating to Limited or any Subsidiary or any of their respective businesses, other than any such information that is available to the Purchaser on a non-confidential basis prior to disclosure by Limited or any Subsidiary.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 16.  Amendments, Etc.  No amendment or waiver of any provision of this Guaranty Agreement nor consent to any departure by any Guarantor herefrom shall in any event be effective unless the same shall be in writing, approved and signed by the Purchaser, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

SECTION 17.  Addresses for Notices.  All notices and other communications provided for hereunder shall be effectuated in the manner provided for in Section 9.1 of the Loan Agreement, provided that if a notice or communication hereunder is sent to a Guarantor, said notice shall be addressed to such Guarantor, in care of the Borrower at the Borrower’s then current address (or facsimile number) for notice under the Loan Agreement.

SECTION 18.  No Waiver; Remedies.

(a)                                 No failure on the part of any Guarantied Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.  The remedies herein provided are cumulative and not exclusive of any remedies provided by Applicable Law or any of the other Loan Documents.

(b)                                 No waiver by the Guarantied Parties of any default shall operate as a waiver of any other default or the same default on a future occasion, and no action by any of the Guarantied Parties permitted hereunder shall in way affect or impair any of the rights of the Guarantied Parties or the obligations of any Guarantor under this Guaranty Agreement or under any of the other Loan Documents, except as specifically set forth in any such waiver.  Any determination by a court of competent jurisdiction of the amount of any principal and/or interest or other amount constituting any of the Guarantied Obligations shall be conclusive and binding on each Guarantor irrespective of whether such Guarantor was a party to the suit or action in which such determination was made.

SECTION 19.  Right of Set-off.  Upon the occurrence and during the continuance of any Event of Default under the Loan Agreement, each of the Guarantied Parties is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set-off and apply any and all deposits (general or special (except trust and escrow accounts), time or demand, provisional or final, in whatever currency) at any time held and other Indebtedness (in whatever currency) at any time owing by such Guarantied Party to or for the credit or the account of each Guarantor against any and all of the obligations of such Guarantor now or hereafter existing under this Guaranty Agreement, irrespective of whether or not such Guarantied Party shall have made any demand under this Guaranty Agreement; provided, however, such Guarantied Party shall promptly notify such Guarantor and the Borrower after such set-off and the application made by such Guarantied Party.  The rights of each Guarantied Party under this

Section 19 are in addition to other rights and remedies (including, without limitation, other rights of setoff) which such Guarantied Party may have.

SECTION 20.  Continuing Guaranty; Transfer of Note.  This Guaranty Agreement (a)(i) is a continuing guaranty and shall remain in full force and effect until the date that all Obligations have been paid in full (the “Release Date”) and (ii) binding upon each Guarantor, its permitted successors and assigns, and (b) inures to the benefit of and is enforceable by the Guarantied Parties and their respective successors, permitted transferees, and permitted assigns.  Without limiting the generality of the foregoing clause (b), each of the Guarantied Parties may assign or otherwise transfer the Note held by it or the Guarantied Obligations owed to it to any other Person, and such other Person shall thereupon become vested with all the rights in respect thereof granted to such Guarantied Party herein or otherwise with respect to the Note and the Guarantied Obligations so transferred or assigned, subject, however, to compliance with the provisions of Section 6.1 of the Loan Agreement in respect of assignments.  Except as the result of the consummation of a transaction permitted under Section 8(d) or 8(e) of this Guaranty Agreement, no Guarantor may assign any of its obligations under this Guaranty Agreement without first obtaining the written consent of the Purchaser as set forth in the Loan Agreement.  If upon any merger, dissolution, liquidation or consolidation permitted under Section 8(d) of this Guaranty Agreement or any Disposition permitted by Section 8(e) of this Guaranty Agreement, a Guarantor no longer exists or is no longer a Subsidiary of Limited, such Guarantor shall be released of its obligations hereunder.

SECTION 21.  Reimbursement.  To the extent that any Guarantor shall be required hereunder to pay a portion of the Guarantied Obligations exceeding the greater of (a) the amount of the economic benefit actually received by such Guarantor from the Loan and (b) the amount such Guarantor would otherwise have paid if such Guarantor had paid the aggregate amount of the Guarantied Obligations (excluding the amount thereof repaid by the Borrower) in the same proportion as such Guarantor’s net worth at the date enforcement is sought hereunder bears to the aggregate net worth of all the Guarantors at the date enforcement is sought hereunder, then such Guarantor shall be reimbursed by such other Guarantors for the amount of such excess, pro rata, based on the respective net worths of such other Guarantors at the date enforcement hereunder is sought.  Notwithstanding anything to the contrary, each Guarantor agrees that the Guarantied Obligations may at any time and from time to time exceed the amount of the liability of such Guarantor hereunder without impairing its guaranty herein or effecting the rights and remedies of the Guarantied Parties hereunder.  This Section 21 is intended only to define the relative rights of the Guarantors, and nothing set forth in this Section 21 is intended to or shall impair the obligations of the Guarantors, jointly and severally, to pay to the Guarantied Parties the Guarantied Obligations as and when the same shall become due and payable in accordance with the terms hereof.

SECTION 22.  Reinstatement.  This Guaranty Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against any Loan Party for liquidation or reorganization, should any Loan Party become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of any Loan Party’s assets, and shall, to the fullest extent permitted by Applicable Law, continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Guarantied Obligations, or any part thereof, is, pursuant to Applicable Law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligees of the Guarantied Obligations or such part thereof, whether as a “voidable preference,” “fraudulent transfer,” or otherwise, all as though such payment or performance had not been made.  In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Guarantied Obligations shall, to the fullest extent permitted by law, be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

SECTION 23.  Governing Law.

(a)                                 THIS GUARANTY AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF TEXAS APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE; PROVIDED THAT EACH PARTY SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

(b)                                 ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS GUARANTY AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF TEXAS SITTING IN DALLAS COUNTY, TEXAS OR IN THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF TEXAS (DALLAS DIVISION), AND BY EXECUTION, DELIVERY AND ACCEPTANCE OF THIS GUARANTY AGREEMENT, EACH GUARANTOR AND THE PURCHASER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS.  EACH GUARANTOR AND THE PURCHASER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO.  EACH GUARANTOR AND THE PURCHASER WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY THE LAW OF SUCH STATE.

SECTION 24.  Waiver of Jury Trial.  EACH GUARANTOR AND THE PURCHASER HEREBY (OR BY ACCEPTANCE HEREOF) EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF ANY ONE OR MORE OF EACH GUARANTOR, THE BORROWER, OR THE PURCHASER WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH OF THE GUARANTORS AND THE PURCHASER HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY OF THE GUARANTORS AND THE PURCHASER MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH GUARANTOR AND THE PURCHASER TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

SECTION 25.  Section Titles.  The Section titles contained in this Guaranty Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of this Guaranty Agreement.

SECTION 26.  Execution in Counterparts.  This Guaranty Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute one and the same Guaranty.

SECTION 27.  Miscellaneous.  All references herein to the Borrower or to any Guarantor shall include their respective successors and assigns, including, without limitation, a receiver, trustee or debtor-in-possession of or for the Borrower or such Guarantor.  All references to the singular shall be deemed to include the plural where the context so requires.

SECTION 28.  Subrogation and Subordination.

(a)                                 Subrogation.  Notwithstanding any reference to subrogation contained herein to the contrary, until the Release Date, each Guarantor hereby irrevocably waives any claim or other rights which it may have or hereafter acquire against the Borrower that arise from the existence, payment, performance or enforcement of such Guarantor’s obligations under this Guaranty Agreement, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution, indemnification, any right to participate in any claim or remedy of the Purchaser against the Borrower or any collateral which the Purchaser now has or hereafter acquires, whether or not such claim, remedy or right arises in equity, or under contract, statutes or common law, including without limitation, the right to take or receive from the Borrower, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim or other rights.  If any amount shall be paid to any Guarantor in violation of the preceding sentence and the Guarantied Obligations shall not have been paid in full, such amount shall be deemed to have been paid to such Guarantor for the benefit of, and held in trust for the benefit of, the Purchaser, and shall forthwith be paid to the Purchaser to be credited and applied upon the Guarantied Obligations, whether matured or unmatured, in accordance with the terms of the Loan Agreement.  Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Loan Agreement and that the waiver set forth in this Section 28 is knowingly made in contemplation of such benefits.

(b)                                 Subordination.  All debt and other liabilities of the Borrower to any Guarantor (“Borrower Debt”) are expressly subordinate and junior to the Guarantied Obligations and any instruments evidencing the Borrower Debt to the extent provided below.

(i)                                     Until the Release Date, each Guarantor agrees that it will not request, demand, accept, or receive (by set-off or other manner) any payment amount, credit or reduction of all or any part of the amounts owing under the Borrower Debt or any security therefor, except as specifically allowed pursuant to clause (ii) below;

(ii)                                  Notwithstanding the provisions of clause (i) above, the Borrower may pay to the Guarantors and the Guarantors may request, demand, accept and receive and retain from the Borrower payments, credits or reductions of all or any part of the amounts owing under the Borrower Debt or any security therefor on the Borrower Debt, provided that the Borrower’s right to pay and the Guarantors’ right to receive any such amount shall automatically and be immediately suspended and cease (A) upon the occurrence and during the continuance of an Event of Default or (B) if; after taking into account the effect of such payment, an Event of Default would occur and be continuing.  The Guarantors’ right to receive amounts under this clause (ii) (including any amounts which theretofore may have been suspended) shall automatically be reinstated at such time as the Event of Default which was the basis of such suspension has been cured or waived (provided that no subsequent Event of Default has occurred) or such earlier date, if any, as the Purchaser gives notice to the Guarantors of reinstatement by the Purchaser, in the Purchaser’s sole discretion;

(iii)                               If any Guarantor receives any payment on the Borrower Debt in violation of this Guaranty Agreement, such Guarantor will hold such payment in trust for the Purchaser and will immediately deliver such payment to the Purchaser; and

(iv)                              In the event of the commencement or joinder of any suit, action or proceeding of any type (judicial or otherwise) or proceeding under any Debtor Relief Law against the Borrower (an “Insolvency Proceeding”) and subject to court orders issued pursuant to the Bankruptcy Code, the Guarantied Obligations shall first be paid, discharged and performed in full before any payment or performance is made upon the Borrower Debt notwithstanding any other provisions which may be made in such Insolvency Proceeding.  In the event of any Insolvency Proceeding, each Guarantor will at any time prior to the Release Date (A) file, at the request of any Guarantied Party, any claim, proof of claim or similar instrument necessary to enforce the Borrower’s obligation to pay the Borrower Debt, and (B) hold in trust for and pay to the Guarantied Parties any and all monies, obligations, property, stock dividends or other assets received in any such proceeding on account of the Borrower Debt in order that the Guarantied Parties may apply such monies or the cash proceeds of such other assets to the Obligations.

SECTION 29.  Guarantor Insolvency.  Should any Guarantor voluntarily seek, consent to, or acquiesce in the benefits of any Debtor Relief Law or become a party to or be made the subject of any proceeding provided for by any Debtor Relief Law (other than as a creditor or claimant) that could suspend or otherwise adversely affect the rights of any Guarantied Party granted hereunder, then, the obligations of such Guarantor under this Guaranty Agreement shall be, as between such Guarantor and such Guarantied Party, a fully-matured, due, and payable obligation of such Guarantor to such Guarantied Party (without regard to whether there is an Event of Default under the Loan Agreement or whether any part of the Guarantied Obligations is then due and owing by the Borrower to such Guarantied Party), payable in full by such Guarantor to such Guarantied Party upon demand, which shall be the estimated amount owing in respect of the contingent claim created hereunder.

SECTION 30.  Rate Provision.  It is not the intention of any Guarantied Party to make an agreement violative of the laws of any applicable jurisdiction relating to usury.  Regardless of any provision in this Guaranty Agreement, no Guarantied Party shall ever be entitled to contract, charge, receive, collect or apply, as interest on the Guarantied Obligations, any amount in excess of the Highest Lawful Rate.  In no event shall any Guarantor be obligated to pay any amount in excess of the Highest Lawful Rate.  If from any circumstance the Purchaser or any Guarantied Party shall ever receive, collect or apply anything of value deemed excess interest under Applicable Law, an amount equal to such excess shall be applied to the reduction of the principal amount of the outstanding Loan and any remainder shall be promptly refunded to the payor.  In determining whether or not interest paid or payable with respect to the Guarantied Obligations, under any specified contingency, exceeds the Highest Lawful Rate, the Guarantors and the Guarantied Parties shall, to the maximum extent permitted by Applicable Law, (a) characterize any non-principal payment as an expense, fee or premium rather than as interest, (b) exclude voluntary prepayment and the effects thereof, (c) amortize, prorate, allocate and spread in equal or unequal parts the total amount of interest throughout the full term of such Guarantied Obligations so that the interest paid on account of such Guarantied Obligations does not exceed the Highest Lawful Rate and/or (d) allocate interest between portions of such Guarantied Obligations; provided that if the Guarantied Obligations are paid and performed in full prior to the end of the full contemplated term thereof, and if the interest received for the actual period of existence thereof exceeds the Highest Lawful Rate, the Guarantied Parties shall refund to the payor the amount of such excess or credit the amount of such excess against the total principal amount owing, and, in such event, no Guarantied Party shall be subject to any penalties provided by any laws for contracting for, charging or receiving interest in excess of the Highest Lawful Rate.

SECTION 31.  Severability.  Any provision of this Guaranty Agreement which is for any reason prohibited or found or held invalid or unenforceable by any court or governmental agency shall be ineffective to the extent of such prohibition or invalidity or unenforceability, without invalidating the remaining provisions hereof in such jurisdiction or affecting the validity or enforceability of such provision in any other jurisdiction.

SECTION 32.  Taxes.

(a)                                 Any and all payments by or on account of any obligations of the Guarantors hereunder shall be made free and clear of and” without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if any Guarantor shall be required by Applicable Law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the applicable Guarantied Party receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Guarantor shall make such deductions and (iii) such Guarantor shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with Applicable Law.

(b)                                 Without limiting the provisions of subsection (a) above, the Guarantors shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with Applicable Law.

(c)                                  The Guarantors shall indemnify each Guarantied Party, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including

Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by such Guarantied Party and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Guarantors by such Guarantied Party (with a copy to the Purchaser), or by the Purchaser on its own behalf or on behalf of any Guarantied Party shall be conclusive absent manifest error.

(d)                                 As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Guarantor to a Governmental Authority, such Guarantor shall deliver to the Purchaser the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Purchaser.

(e)                                  If any Guarantied Party determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by any Guarantor or with respect to which any Guarantor has paid additional amounts pursuant to this Section, it shall pay to such Guarantor an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Guarantor under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of such Guarantied Party, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that such Guarantor, upon the request of such Guarantied Party, agrees to repay the amount paid over to such Guarantor (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Guarantied Party in the event such Guarantied Party is required to repay such refund to such Governmental Authority.  This subsection shall not be construed to require any Guarantied Party to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Guarantors or any other Person.

(f)                                   The obligations of each Guarantor and Guarantied Party under this Section 32 shall survive repayment of all Guarantied Obligations.

SECTION 33.  Additional Guarantors.  Upon the execution and delivery by any other Person of a Guaranty Supplement in substantially the form of Exhibit B (each, a “Guaranty Supplement”), such Person shall become a “Guarantor” hereunder with the same force and effect as if originally named as a Guarantor herein.  The execution and delivery of any Guaranty Supplement shall not require the consent of any other Guarantor hereunder.  The rights and obligations of each Guarantor hereunder shall remain in full force and effect notwithstanding the addition of any new Guarantor as a party to this Guaranty Agreement.

SECTION 34.  Entire Agreement.  THE LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES REGARDING THE SUBJECT MATTER HEREIN AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS BETWEEN THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

IN WITNESS WHEREOF, each of the parties hereto have caused this Guaranty Agreement to be duly executed and delivered by its duly authorized officer on the date first above written.

HELEN OF TROY L.P.,
a Texas limited partnership

By:	HELEN OF TROY NEVADA CORPORATION,
a Nevada corporation, General Partner

HELEN OF TROY LIMITED,
a Bermuda company

HELEN OF TROY LIMITED,
a Barbados corporation

HOT NEVADA, INC.,
a Nevada corporation

HELEN OF TROY NEVADA CORPORATION,
a Nevada corporation

HELEN OF TROY TEXAS CORPORATION,
a Texas corporation

IDELLE LABS LTD.,
a Texas limited partnership

By:	HELEN OF TROY NEVADA CORPORATION,
a Nevada corporation, General Partner

OXO INTERNATIONAL LTD.,
a Texas limited partnership

By:	HELEN OF TROY NEVADA CORPORATION,
a Nevada corporation, General Partner

By:	/s/ Gerald J. Rubin
Gerald J. Rubin
Chairman, CEO and President for all

HELEN OF TROY MACAO COMMERCIAL OFFSHORE LIMITED,
a Macau corporation

By:	/s/ Gerald J. Rubin
Gerald J. Rubin
Director

KAZ, INC.,
a New York corporation

By:	/s/ Gerald J. Rubin
Gerald J. Rubin
Chairman

KAZ CANADA, INC.,
a Massachusetts corporation

By:	/s/ Gerald J. Rubin
Gerald J. Rubin
Chairman

PUR WATER PURIFICATION PRODUCTS, INC.,
a Nevada corporation

By:	/s/ Gerald J. Rubin
Gerald J. Rubin
Chairman

2

BANK OF AMERICA, N.A.

By:	/s/ Gary L. Mingle
Gary L. Mingle
Senior Vice President

3